EXHIBIT 10.6

[********] Material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

CORN GERM MARKETING AGREEMENT

THIS CORN GERM (“CG”) MARKETING AGREEMENT (the “Agreement”) is made and entered into as of the 7th day of July, 2005, by and between QUALITY TECHNOLOGY INTERNATIONAL, INC. (“QTI”) and BADGER STATE ETHANOL, LLC (“BSE”), collectively referred to hereinafter as “Parties” or individually as a “Party”.

R E C I T A L S

WHEREAS, QTI markets CG under its brand name Solaris™, produced by suppliers including but not limited to BSE;

WHEREAS, BSE produces CG in Monroe, Wisconsin; and

WHEREAS, BSE and QTI desire to have the terms of this agreement conform to the National Grain and Feed Association (“NGFA”) Feed Trade Rules that are currently in effect and as amended from time to time, and

WHEREAS, QTI desires to market BSE’s CG along with CG from other third Parties (“QTI CG Marketing Program”) to improve the efficiencies of marketing and distribution of CG as more fully detailed in this agreement; and

WHEREAS, QTI may choose to market CG produced by third Parties in the future as more fully set forth in this and like agreements.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, QTI and BSE agree as follows:

A G R E E M E N T

1.                                      PURCHASE AND MARKETING.  BSE hereby engages QTI to purchase and market, and QTI hereby agrees to purchase and market, 100% of BSE’s production and output of CG from its initial 50,000,000 gallon per year ethanol nameplate capacity plant located in Monroe, Wisconsin subject to the terms of this agreement. BSE agrees to sell 100% of BSE’s production to QTI and agrees that QTI will be the exclusive purchaser and marketer of that CG output.

2.                                      TERM OF THIS AGREEMENT.  This Agreement will be effective upon the date set forth above and have an initial term ending 5 years after the date of first commercial production, estimated to be January 2006.

3.                                      TERMINATION.  This Agreement may be terminated under the circumstances set out below.

3.1                                 Termination for Intentional Misconduct.  If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other Party, the Party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.

3.2                                 Termination for an Uncured Breach.  If one of the parties breaches the terms of this Agreement, the other party may give the breaching party notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach.  After receiving the written notice, the breaching party will then have five (5) days to cure the breach, if the breach does not involve a failure to make any payments, which are required by this Agreement.

3.3                                 Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions, which are mutually agreed upon in writing by the parties.

4.  PAYMENT.   QTI shall pay BSE for its CG in accordance with the formula set forth in Exhibit A.

5.  PAYMENT DATES. QTI shall pay BSE for the CG invoiced by QTI twenty (20) days after price is established. This Payment shall be made through Automatic Check-Clearing House, commonly known as the ACH system (or other payment method acceptable to each party), for immediately available funds.

6.  COSTS.  BSE’s CG will be loaded FOB, sellers place of business, Monroe Wisconsin and shipped per QTI’s instructions. All costs, after loading and sealing, that are associated with shipping and other charges shall be for the account of QTI and its customer. (See Exhibit D)

7.  TRANSPORTATION; LOGISTICS.  QTI and BSE shall perform the logistics functions in Exhibit D. QTI shall determine the method of transporting the CG to its customers in a manner that will insure that BSE’s inventory level of CG does not exceed [********] at any time.  Title and risk of loss shall transfer from BSE to QTI as stated in Exhibit D.

8.                                      QUALITY

8.1 CG Specifications. In accordance with Wisconsin State Regulations, BSE shall attach the Bill of Lading to the CG label. The CG label contains the guarantee of maximum moisture and minimum fat. At

[********] Material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

no time will BSE be held to any standard that will conflict with Section 13 of this agreement.

BSE shall produce CG and warrant that it meets the specifications (“Specifications”) set forth in Exhibit B, which is attached hereto and incorporated herein by reference (the “Specification Warranty”).  This warranty is transferable to QTI’s customers.  Final quality specifications will be consistent with those agreed upon between BSE and Corn Value Products, LLC and may be amended once a final customer is selected based on the specifications of this customer.

8.2 Samples, Preservation, and Claims.  BSE shall take original, sealed, and numbered samples of the CG prior to loading at the Delivery Point per unit of loading (to be discussed in Exhibit C).  QTI shall be entitled to witness the taking of samples at QTI’s expense. BSE will label these samples to indicate date of delivery and the container, truck, or rail car number. BSE will retain these samples for 90 days and shall send one sample to QTI or a testing laboratory named by QTI immediately upon QTI’s request. QTI shall have the right to test each shipment of CG at its own cost to ascertain that the Specifications are being met under the testing procedures set forth in Exhibit D. BSE may request that the QTI test results be provided to it at any time after the tests are completed, using the delivery mechanisms described in Section 19.

8.3 Quality Disputes.  If QTI’s customer’s own analysis indicates quality deficiencies, then that customer will submit the analysis and claim in writing to QTI who will in turn forward to BSE.  Within fifteen (15) business days after the receipt of the claim, BSE will accept claim or forward an eight (8) ounce portion of the retained sample to a mutually agreeable Official Referee Laboratory and notify QTI of such action who in turn will notify their buyer.  The results of this Official Referee Analysis will be binding upon both parties for final claim settlement and the expense of the analysis will be borne by BSE if a claim is due and by the customer if no claim is due.  In no event shall BSE be liable for duplicate claim liabilities under the Specifications Warranty.

8.4 No Further Representation and Warranty.  Except for the Specifications Warranty, BSE makes no representation and warranty hereunder and disclaims any warranty of merchantability or fitness for any particular purpose.

9.                                      QUANTITY.  Subject to the provisions herein, BSE will use commercially reasonable efforts to ensure that the BSE production facility shall produce and make available to QTI [********] of CG per month (“Base Volume”), plus or minus ten percent (10%) for the Monroe Wisconsin facility as it comes on line for continuous production.  QTI will obtain BSE’s advance approval of any third-party purchase agreement for BSE’s Corn Germ prior to acceptance.  On the first business day of each month, BSE shall notify QTI of its scheduled production of CG for the upcoming three (3) month period.

9.1 Date of First Delivery.  BSE expects to make the first delivery of CG to QTI 9 months after construction on the [********] build out with AMG/GCI, LLC commences currently estimated to be on January 15th, 2005 (“Projected Date of First Delivery”).  BSE shall notify QTI by September 15th, 2005 of any revisions to the Projected Date of First Delivery.  Thirty (30) days prior to the revised Projected Date of First Delivery, BSE shall notify QTI of any changes to the revised Projected Date of First Delivery.

10.                               MARKETING EFFICIENCIES.  QTI agrees to market BSE’s CG using the same standards it uses to market any CG it sells (a) to optimize the CG price to both QTI and BSE and (b) to achieve the highest return to BSE and QTI.  QTI shall market in accordance with all applicable laws. BSE acknowledges that QTI agrees QTI will use its reasonable judgment in making decisions related to the quantity or price of CG marketed under this Agreement. QTI will consult, coordinate and communicate with BSE on marketing and hedging decisions and strategies; provided, however, that QTI shall have the authority to make final reasonable determinations with respect to such decisions and strategies and BSE agrees to accept such reasonable determinations for the sale of its CG so long as QTI’s inventory of Uninvoiced CG does not exceed 1000 tons. QTI further agrees to utilize its risk management strategies (or those of its related corporations/ organizations) to minimize any market condition that may adversely affect the market prices for all CG sold to QTI by BSE.  Indirect strategies such as hedging when brought to market will be factored into the Gross Proceeds QTI payment calculation.

11.                                                                               ANNUAL AUDITS.  QTI shall arrange for an annual audit of its records by Crowe Chizek and Company LLC or other selected audit firm mutually agreeable to the Parties at QTI’s expense to verify that it has followed its pricing formulas, obligations and other standards set forth in this Agreement (the “QTI Pricing Standards”). The audit report will be sent to BSE within 10 days of its completion by private mail courier with tracking capability. In the event of a non-compliance that results in an incorrect payment to either Party, each Party will reimburse the other Party by the last business day of the month following the receipt of the audit report, provided however, that both Parties have agreed on the results of the audit report.  BSE acknowledges that the audit will not disclose (a) any specific information on any other participating CG producers in the Marketing Program or any customer of QTI, or (b) the details of any calculations involving BSE shall not be made available to other CG producers or to the public.

[********] Material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

Noncomplaince by QTI with the QTI Pricing Standards due to gross negligence shall constitute an incurable breach of this Agreement and BSE may terminate this Agreement upon notice to QTI.

Such calculations shall not be made available to other CG producers or to the public. The report will include the overall results of the total program although other participants will not be named.

12.                               CONFIDENTIALITY.  The terms of this Agreement and the information exchanged pursuant hereto are confidential and, except as required by law, shall not be disclosed by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may disclose the terms of this Agreement to its lenders, accountants, legal counsel, and/or potential investors (other than QTI’s Competitors in the CG or corn milling business) so long as the disclosing Party provides written notice to the other Party and the receiving Party signs a confidentiality agreement prohibiting further disclosure and limiting use of the information disclosed to the evaluation of the transaction contemplated in this Agreement.

13.                               MUTUAL INDEMNIFICATION; DAMAGES.  Each Party will indemnify, defend and hold harmless the other Party, its officers, directors, managers, employees, shareholders, members, agents and its successors and assigns, against any and all losses, damages, demands, and claims (including reasonable accounting and attorneys’ fees) arising out of, or incident to, its breach of this Agreement or any fraud, negligent acts or omissions, or willful misconduct by such Party in connection with performance of this Agreement. Prompt written notice of any claimed indemnification obligation by each Party shall be given hereunder.

14.                               LAW GOVERNING.  This Agreement shall be governed in all respects by the laws of the State of Illinois.  The Parties shall be subject to all laws in effect from time to time and any regulations, orders, permits, licenses and authorizations of any governmental authority having jurisdiction of the Parties.

15.                               ENTIRE AGREEMENT; AMENDMENT; WAIVER.  This Agreement, including all written appendices and/or amendments and/or modifications, and/or additions, and/or writings which are signed by both of the Parties hereto and relate to the subject matter of this Agreement shall as a whole constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall supercede and replace all prior and contemporaneous understandings and/or agreements, written or oral, regarding the subject matter of this Agreement. No appendices, amendments, modifications, additions, or writings of any kind relating to this Agreement will be binding unless in writing and signed by a duly authorized officer of both Parties. The waiver or failure of either Party to exercise any right provided for herein will not be deemed a waiver of any further right hereunder.

16.                               COUNTERPARTS.  This Agreement may be signed in counterparts, all of which together will constitute one and the same instrument.

17.                               INDEPENDENT CONTRACTORS.   This Agreement creates no relationship of joint-venture, partnership, or agency between the Parties, and the Parties acknowledge and agree that no other facts or relationships exist that would expressly or impliedly create any such relationship.  The relationship between the Parties under this Agreement shall at all times be that of independent contractors, vendor and vendee.  Neither Party shall be construed as, nor shall either Party represent itself or hold itself out as, an agent, partner, or representative of the other Party.

18.                               ASSIGNMENT.  No Party may assign their rights or obligations under the Agreement to another party without the written consent of the other Party, such consent shall not be unreasonably withheld

19.                               FORCE MAJEURE.  Non-performance by either Party shall be excused to the extent that performance is rendered impossible or impracticable by any Act of God, Act of War, Act of Terrorism, detonation of an explosive device, mob action, interruption of utilities, strike, fire, flood, government acts, orders or restrictions, labor shortages or any other reason where failure to perform is beyond the reasonable control of the non-performing Party (collectively, “Force Majeure Event).

If a Force Majeure Event prevents either Party from performing for thirty (30) consecutive days, the other Party shall have the right to terminate this Agreement upon five (5) business days written notice to the other Party.  Such termination shall not relieve each Party from the performance of its obligations prior to the commencement of the Force Majeure Event.

20.                               NOTICES.  Any notice, demand or communication required, permitted or desired hereunder shall be deemed effectively given when personally delivered, when mailed postage prepaid return receipt requested, and when delivered by facsimile, or courier where actual receipt can be independently verified when addressed as follows:

To Quality Technology International, Inc. (QTI):

Name:	Daniel J. Hammes
Address:	2250 Point Blvd. Suite 322
Elgin, Illinois 60123
Telephone:	(847) 649-9300
Facsimile:	(847) 649-9309

To Badger State Ethanol, LLC (BSE):

Name:	Dr. Gary Kramer
Address:	820 W. 17th Street, PO Box 317
Monroe, Wisconsin 53566-0317
Telephone:	(608) 329-3900
Facsimile:	(608) 329-3866

21                                  LIMITATION ON DAMAGES.  Notwithstanding anything to the contrary herein, neither Party shall be liable for any special, indirect, exemplary, punitive or consequential damages of any kind related to its performance of this Agreement.

22.                               DISPUTE RESOLUTION. BSE and QTI will individually join the National Grain and Feed Association (“NGFA”). NGFA Feed Trade Rules are to apply in all dispute resolutions.  BSE and QTI agree that any arbitration hereunder will be joined with any arbitration proceeding involving a customer in a single hearing, provided that such customer has also agreed to arbitration under NGFA Feed Trade Rules.

23.                               Trademark.  BSE and QTI agree and acknowledge that Solaris is a trademark of QTI.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement To be executed by its respective duly authorized representative as of the day and year first above written.

QUALITY TECHNOLOGY INTERNATIONAL, INCORPORATED:

By:	/s/ Daniel J. Hammes
Its:	President & CEO

BADGER STATE ETHANOL, LLC:

By:	/s/ Gary J. Kramer
Its:	President

EXHIBITS OMITTED